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                                                                   EXHIBIT 10.41

                        [WINK COMMUNICATIONS LETTERHEAD]

October 21, 1996


Ms. Mary Agnes Wilderotter
14004 217th Place N.E.
Woodinville, WA 98072

Dear Maggie,

I am pleased to offer you the position of President and CEO of Wink Communications and a position on the Wink Board of Directors. As we have discussed, you would be appointed to the Wink board on or about November 18th 1996 and you would start working at Wink on a part-time basis on or about December 2nd, 1996. You would begin working full time on or about January 6th, 1997. The principal terms and conditions of your offer are detailed below:

1. Your beginning annual salary will be $200,000. While Wink currently has no formal cash compensation bonus program, I expect that you will develop one as the company transitions from "start-up" mode to significant revenues and profitability. As CEO, you would obviously participate in this program as well. Similarly, as the company grows, the board expects salaries to become more competitive with the market as opposed to the currently low executive salaries (that are "sweat equity" investments by the executive team).

2. In the unlikely event that your employment is discontinued "without cause" by the Board, Wink will compensate you at a $300,000 annual salary level for one year, or until you take another job, whichever is shorter.

3. As you have discussed with Bruce Dunlevie, his firm, Benchmark Capital, will loan you up to $100,000, using 16,667 shares of your stock options as collateral.

4. You will be allowed to purchase on 12/2/96 by way of a promissory note, 1,310,000 (slightly over 9% + 16,667) shares of Wink common stock. The current fair market value of this stock has been set by the Board at $0.40 per share. The Company's right to repurchase these shares at their issue price will lapse consistent with the normal vesting plan which is 1/48th per month over 48 months. In the event Wink is acquired by or merged into another company prior to our shares fully vesting and if you are not retained by the acquiring company in a role that is acceptable to you, vesting will be accelerated for 1/2 of your unvested shares.

5. Wink will pay for you and your family's re-location to the Bay Area. Wink will also pay for your temporary living arrangements until your family has re-located, which is expected to be after the current academic year concludes in June 1997.

Maggie, I am tremendously excited to have you join Wink as its new CEO and I look forward to working with you to grow Wink into a truly great company. Please acknowledge your agreement with the foregoing by signing below.



/s/ BRIAN P. DOUGHERTY
---------------------------------
Brian P. Dougherty
Chairman of the Board
Wink Communications

                                 Signed and Accepted: /s/ MARY AGNES WILDEROTTER
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                                                Date: 10/21/96
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